Exhibit 99.2

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

March 30, 2023

Dear Friends and Colleagues,

I write to let you know that I have decided to retire as CEO of Kilroy Realty effective as of the end of 2023. I am going to work as hard as I ever have with our outstanding Kilroy Team both to transition the company to a new leader and to take advantage of the many opportunities created by this historically turbulent market.

For more than 50 years, Kilroy has been my all-consuming passion. I am enormously lucky to be vigorously healthy as I approach my 75th birthday and I want to take advantage of that to ensure that I can focus on other things that I wish to achieve in my life.

As someone who has been blessed with so much, I feel that it is time for me to expand my efforts to help others. With so many challenges confronting our communities, I believe I can apply my leadership skills and fundraising efforts to make a meaningful and lasting impact. I will increase my role in a number of charities and causes that are important to me. I am also eagerly anticipating the opportunity to travel and visit with friends and family.

Retiring as the CEO of Kilroy during such a pivotal time for the real estate business is something I feel comfortable doing because of the fantastic Kilroy Team. This is the team that made Kilroy an internationally recognized leader in building for the life sciences, innovative mixed-use projects, and best in class office and residential communities. Because of our outstanding team, Kilroy is well positioned with a great balance sheet and terrific assets, and we are strongly poised to take advantage – just as we did after the 2008 financial crisis – of market inefficiencies and dislocations that are invariably created at times such as this.

Working with our team at Kilroy has been one of the great privileges of my life, and I will always treasure the lasting friendships that I have made and the great business successes we have achieved together.

With deep gratitude,

Chairman of the Board

Chief Executive Officer

Kilroy Realty Corporation